EXHIBIT 99.1

MICRO THERAPEUTICS RECEIVES $7.7 MILLION MILESTONE PAYMENT

IRVINE, CA – February 7, 2003 – Micro Therapeutics, Inc. (NASDAQ: MTIX) today said that it has received a $7.7 million milestone payment as part of the previously announced acquisition, by Boston Scientific Corporation (NYSE: BSX), of Enteric Medical Technologies, Inc. (EMT), a company of which Micro Therapeutics owned an approximate twenty percent voting interest.

As part of the EMT acquisition by Boston Scientific in June 2002, MTI received $7.4 million at closing, net of funds held in escrow to pay any potential indemnity claims. The acquisition agreement also called for Boston Scientific to make two future payments, both contingent upon EMT achieving certain milestones. EMT reached one of the milestones, triggering this first contingency payment and bringing to more than $15 million the total amount distributed to MTI to date.

“We congratulate Enteric on its achievement,” commented Thomas Wilder, MTI’s president and chief executive officer. “The proceeds from this payment will support MTI’s short-term working capital needs until the second stage of our private placement is completed.”

As previously announced, MTI obtained a commitment from Micro Investment, LLC, whose principal investors are a fund managed by Warburg Pincus, LLC and The Vertical Group, to lead a $30 million private placement of common stock in two stages. The first stage of the private placement was completed on September 30, 2002, in which MTI issued approximately 4.1 million shares, resulting in proceeds of nearly $8.5 million. MTI expects to complete the second stage of the private placement, proceeds from which will be approximately $21.5 million, upon approval of its stockholders as required under Nasdaq and other regulatory rules. The company will hold a special stockholders meeting on February 20, 2003, for the purpose of obtaining such approval.

This announcement is not an offer to sell the common stock issued or to be issued in the private placement described above. The private placement is being made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. The shares of common stock issued or to be issued in the private placement have not been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s liquid embolic product, Onyx®, and the Sapphire family of embolic coils manufactured by MTI’s wholly owned subsidiary, Dendron GmbH, have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is in pivotal clinical trials in the United States. Dendron’s embolic coils also are currently being sold throughout Europe, and the Company is making application for commercial regulatory clearances in the United States in 2003. MTI markets more than 130 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, the successful attainment by Enteric Medical Technologies, Inc. of a remaining milestone within five years and within currently estimated costs, and successful completion of the second stage of the private placement of the Company’s common stock on a timely basis or at all. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB, proxy statement mailed on or about February 6, 2003 and other reports, filed or to be filed, with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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